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                                                                  EXHIBIT 3.1(I)


                          CERTIFICATE OF INCORPORATION
                                       OF
                            COATES TECHNOLOGIES, INC.

         FIRST. The name of this corporation is Coates Technologies, Inc.

         SECOND. Its registered office and place of business in the State of Delaware is to be located at 15 East North Street in the City of Dover, County of Kent. The Registered Agent in charge there of is Incorporating Services, Ltd.

         THIRD. The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares which the corporation shall be authorized to issue shall be Sixty Million (60,000,000). Thirty Million (30,000,000) shares shall be designated Preferred shares, with a par value of $.001 each. Thirty Million (30,000,000) shares shall be designated Common shares, with a par value of $.001 each.

         FIFTH. The name and address of the incorporator is as follows:

Incorporating Services, Ltd. - 15 East North Street, Dover, DE 19901

         SIXTH. No director of the Corporation shall be liable to the Corporation or is stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21st day of July, A.D. 1995.

                                          Incorporating Services, Ltd.

                                          By:  /s/ Jane V. Sheffer
                                               ----------------------
                                               Jane V. Sheffer
                                               Assistant Secretary



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